UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 25, 2016

SEACOR Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12289	13-3542736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 523-2200

Not Applicable
__________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 24

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e)     After eight years of dedicated service and significant contributions to the Company, on January 25, 2016, Paul Robinson, the Chief Legal Officer, Executive Vice President and Corporate Secretary of SEACOR Holdings Inc. (the “Company”), submitted his resignation to accept a new position.  In order to provide a smooth transition of his day-to-day duties and responsibilities, including providing reasonable assistance to the Company in connection with the previously-announced potential separation of SEACOR Marine Holdings Inc. from the Company, the Company and Mr. Robinson entered into a Separation and Consulting Agreement. Pursuant to the Separation and Consulting Agreement, in consideration for Mr. Robinson’s agreement to continue in his current position through February 29, 2016, provide reasonable assistance to the Company through August 2016 and provide a release of claims, the Company will pay Mr. Robinson a lump sum of $250,000 upon his termination of employment and $25,000 per month for the six months thereafter. In addition, in connection with the termination of Mr. Robinson’s employment with the Company, he will receive any unpaid portion of any annual bonuses he has earned, his unvested Company stock options will terminate without additional consideration and his shares of restricted stock will vest. The Company expects to appoint an interim general counsel shortly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By: /s/ Matthew R. Cenac
Name:     Matthew R. Cenac

Title:	Executive Vice President and
Chief Financial Officer

Date:  January 25, 2016